Exhibit 10.2

Execution Version

January 9, 2023

Calidi Biotherapeutics, Inc.

11011 North Torrey Pines Road, Suite 200

La Jolla, CA 92037

First Light Acquisition Group, Inc.

11110 Sunset Hills Road #2278

Reston, VA 20190

Re:	Business Combination Agreement

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to First Light Acquisition Group, Inc. and Calidi Biotherapeutics, Inc. in connection with that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, by and among First Light Acquisition Group, Inc., a Delaware corporation (the “Company”), Calidi Biotherapeutics, Inc., a Nevada corporation (“Calidi”) and FLAG Merger Sub, Inc., a Nevada corporation (“Merger Sub”), pursuant to which Merger Sub will merge with and into Calidi, with Calidi being the surviving corporation in the merger (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”). Certain capitalized terms used herein are defined in paragraph 6 hereof. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

1. Each of the series 1 through 15 of First Light Acquisition Group, LLC, a Delaware series limited liability company (such 15 series collectively, the “Sponsor”), Metric Finance Holdings I, LLC, a Delaware limited liability company (“Metric”) and each director and officer of the Company (each, an “Insider” and collectively, the “Insiders”) hereby unconditionally and irrevocably agrees: (i) that at any duly called meeting of the stockholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of the Company requested by the Company’s board of directors or undertaken as contemplated by the transactions, the Sponsor, Metric and each such Insider shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause all of its, his or her shares of Capital Stock to be counted as present thereat for purposes of establishing a quorum, and it, he or she shall vote or consent (or cause to be voted or consented), in person or by proxy, all of its, his or her shares of Capital Stock (a) in favor of the adoption of the Merger Agreement and approval of the Transactions and all other Purchaser Stockholder Approval Matters (and any actions required in furtherance thereof), (b) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any representation, warranty, covenant, obligation or agreement of the Company contained in the Merger Agreement, (c) in favor of any other proposals set forth in the Company’s proxy statement to be filed by the Company with the SEC relating to the Transactions (including any proxy supplements thereto), (d) for any proposal to adjourn or postpone the applicable stockholder meeting to a later date if (and only if) there are not sufficient votes for approval of the Merger Agreement and any other proposals related thereto as set forth in the Proxy Statement on the dates on which such meetings are held, and (e) against the following actions or proposals:

(1) any proposal in opposition to approval of the Merger Agreement or in competition with or inconsistent with the Merger Agreement; and (2) (A) any change in the present capitalization of the Company or any amendment of the Company’s amended and restated certificate of incorporation (the “Company Charter”), except to the extent expressly contemplated by the Merger Agreement, (B) any liquidation, dissolution or other change in the Company’s corporate structure or business, (C) any action, proposal, transaction or agreement that would result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Sponsor, Metric or such Insider under this Letter Agreement, or (D) any other action or proposal involving the Company or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions and (ii) not to redeem, elect to redeem or tender or submit any shares of the Capital Stock owned by it, him or her for redemption in connection with such stockholder approval or proposal, or in connection with any vote to amend the Company Charter.

2. During the period commencing on the date hereof and ending on the earlier of (a) the valid termination of the Merger Agreement or (b) the Closing, the Sponsor, Metric and each Insider shall not, without the prior written consent of the Company and Calidi, Transfer any Units, shares of Capital Stock, warrants (each, a “Warrant”) to purchase shares of Common Stock or any securities convertible into, or exercisable, or exchangeable for, shares of Common Stock owned by it, him or her. In the event that (i) any shares of Capital Stock, Warrants or other equity securities of the Company are issued to the Sponsor, Metric or any Insider after the date hereof pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of Capital Stock of, on or affecting the shares of Capital Stock owned by the Sponsor, Metric or any Insider or otherwise, (ii) the Sponsor, Metric or any Insider purchases or otherwise acquires beneficial ownership of any shares of Capital Stock, Warrants or other equity securities of the Company after the date hereof or (iii) the Sponsor, Metric or any Insider acquires the right to vote or share in the voting of any shares of Capital Stock, Warrants or other equity securities of the Company after the date hereof (such shares of Capital Stock, Warrants or other equity securities of the Company described in clauses (i), (ii) and (iii), the “New Shares”), then such New Shares acquired or purchased by the Sponsor, Metric or any Insider shall be subject to the terms of this paragraph 2 and paragraph 1 above to the same extent as if they constituted the Capital Stock or Warrants owned by the Sponsor, Metric or any Insider as of the date hereof.

3. (a) Subject to the next succeeding sentence, in order to induce potential investors (“PIPE Investors”) to provide the PIPE Investment, each of the Sponsor and Metric hereby agrees that it will commit to Transfer to such PIPE Investors for no cash or other payment, up to 3,397,155 Private Placement Warrants and 643,951 Founder Shares, in the case of the Sponsor, and 217,886 Founder Shares, in the case of Metric (such Private Placement Warrants and Founder Shares, collectively, the “Incentive Founder Securities”). The potential transfer of such Incentive Founder Securities by the Sponsor and Metric shall be proportionate to each of the Sponsor and Metric’s current respective holdings of Private Placement Warrants and Founder Shares. The obligations of the Sponsor and Metric as set forth in the preceding sentence are subject to (i) the execution and delivery by PIPE Investors and the Company of one or more definitive agreements pursuant to which the PIPE Investors will provide to the Company $40 million of equity financing upon the Closing of the Merger, such definitive agreement(s) to be on terms and conditions acceptable to the Company and Calidi; (ii) the funding of such $40 million of equity financing to the Company by the PIPE Investors at the Closing of the Merger; and (iii) approval by the Company and Calidi as to the number of Incentive Founder Securities to be transferred to a PIPE Investor.

(b) Immediately prior to, but conditioned upon, the Closing, each of the Sponsor and Metric hereby agrees to relinquish and waive any and all rights it has to, and shall forfeit, any and all Incentive Founder Securities that it beneficially owns and that are not Transferred to PIPE Investors pursuant to subsection (a). The Incentive Founder Securities that may be forfeited pursuant to this paragraph 3(b), shall be transferred to the Company, without any consideration paid for such Transfer, and cancelled.

4.

(a) With respect to the remaining 2,585,510 Founder Shares that are not Incentive Founder Securities (of which, 1,931,852 Founder Shares are held by the Sponsor and 653,657 Founder Securities are held by Metric), the Sponsor and Metric each agree that, if the Closing occurs, it shall not Transfer:

(i) 1,292,755 Founder Shares (of which, 965,926 Founder Shares are held by the Sponsor and 326,829 Founder Shares are held by Metric) (or shares of Common Stock issuable upon conversion thereof) until the earliest to occur of: (A) six months after the Closing; (B) subsequent to the Closing, the date on which the last reported sale price of the shares of Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 days within any 30 consecutive day trading period commencing at least 150 days after the Closing; and (C) subsequent to the Closing, the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s Public Stockholders having the right to exchange their shares of Common Stock for cash, securities or other property (the “Founder Shares 6-Month Lock-up Period”);

(ii) 1,292,755 Founder Shares (of which, 965,926 Founder Shares are held by the Sponsor and 326,829 Founder Shares are held by Metric) (or shares of Common Stock issuable upon conversion thereof) until the earliest to occur of: (A) twelve months after the Closing; (B) subsequent to the Closing, the date on which the last reported sale price of the shares of Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 days within any 30 consecutive day trading period commencing at least 150 days after the Closing; and (C) subsequent to the Closing, the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s Public Stockholders having the right to exchange their shares of Common Stock for cash, securities or other property (the “Founder Shares 12-Month Lock-up Period”, and together with the Founder Shares 6-month Lock-up Period, the “Founder Shares Lock-up Period”).

(b) Notwithstanding the provisions set forth in paragraph 4(a)(i) and 4(a)(ii), Transfers of the Founder Shares, Private Placement Warrants and shares of Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants or the Founder Shares and that are held by the Sponsor or Metric or any of their permitted transferees

(that have complied with this paragraph 4(b)), are permitted (a) to the Company’s officers, directors or employees, any affiliates or family members of any of the Company’s officers, directors or employees, any members or employees of any series of the Sponsor, or any affiliates of the Sponsor; (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; and (e) in the case of Metric, to any affiliate of Metric (the transferees referred to in clauses (a) through (e) above are called “Permitted Transferees”); provided, however, that in the case of clauses (a) through (e), these Permitted Transferees must enter into a written agreement agreeing to be bound by the restrictions herein.

5. The Sponsor, Metric and each Insider has full right and power, without violating any agreement to which it, he or she is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and, as applicable, to serve as an officer and/or a director on the board of directors of the Company and hereby consents to being named in the Prospectus as an officer and/or a director of the Company.

6. As used herein, (i) “Capital Stock” shall mean, collectively, the Common Stock and the Founder Shares; (ii) “Founder Shares” shall mean the shares of the Company’s Class B common stock, par value $0.0001 per share, owned by the Sponsor and Metric. As of the date hereof, the Sponsor holds 2,575,803 Founder Shares and Metric holders 871,543 Founder Shares; (iii) “Private Placement Warrants” shall mean the Warrants issued to the Sponsor to purchase up to 2,583,333 shares of Common Stock of the Company by the Sponsor and 813,822 shares of Common Stock of the Company by Metric; (iv) “Public Stockholders” shall mean the holders of securities issued in the Public Offering; and (v) “Transfer” shall mean the (a) sale, transfer or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction described in clauses (a) or (b) is to be settled by delivery of such securities, in cash or otherwise or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

7. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

8. Except as otherwise expressly provided herein, no party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the parties hereto and their respective successors, heirs and assigns and permitted transferees.

9. Nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or entity other than the parties hereto any right, remedy or claim under or by reason of this Letter Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

10. This Letter Agreement may be executed in any number of original or facsimile counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. The words “execution”, “signed”, “signature” and words of like import in this Agreement or in any certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign).

11. This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend, to the extent permitted by applicable law, that there shall be added as part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

12. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

13. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission or other electronic transmission, to the address set forth on the signature page.

14. This Letter Agreement shall terminate on the earliest of (i) the termination of the Merger Agreement and (ii) the expiration of the Founder Shares Lock-up Periods.

15. Parties hereto hereby agree and acknowledge that: (i) the Company and Calidi, would be irreparably injured in the event of a breach of its, his or her obligations under this Letter Agreement, (ii) monetary damages may not be an adequate remedy for such breach and (iii) the Company and Calidi shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

[Signature Page Follows]

Sincerely,

SPONSOR:

FIRST LIGHT ACQUISITION GROUP, LLC

By: FLAG Sponsor Manager, LLC, on behalf of Series 1 through Series 15 of First Light Acquisition Group, LLC, a Delaware series limited liability company

By:	/s/ William J. Weber
Name:	William J. Weber
Title:	Managing Member

METRIC:

METRIC FINANCE HOLDINGS I, LLC

By:	/s/ Michael Constantino
Name:	Michael Constantino
Title:	Chief Financial Officer

INSIDERS:

By:	/s/ Michael Ruettgers
Name:	Michael Ruettgers

By:	/s/ William Fallon
Name:	William Fallon

By:	/s/ Jeanne Tisinger
Name:	Jeanne Tisinger

By:	/s/ Thomas A. Vecchiolla
Name:	Thomas A. Vecchiolla

By:	/s/ Michael J. Alber
Name:	Michael J. Alber

[Signature page to Letter Agreement]

Acknowledged and Agreed:

FIRST LIGHT ACQUISITION GROUP, INC.

By:	/s/ Thomas A. Vecchiolla
Name:	Thomas Vecchiolla
Title:	Chief Executive Officer

CALIDI BIOTHERAPEUTICS, INC.

By:	/s/ Allan Camaisa
Name:	Allan Camaisa
Title:	Chief Executive Officer

[Signature page to Letter Agreement]